Exhibit 99.1

Stockholders Approve Symyx Technologies, Inc. Stock Option Exchange Program

I am pleased to announce that, on June 16, 2008, a voluntary stock option exchange program was approved by our stockholders at our 2008 annual meeting of stockholders. The purpose of this stock option exchange program is to allow eligible employees holding stock options with exercise prices significantly higher than the current trading price of Symyx common stock  the opportunity to exchange eligible stock options for new stock options with a lower exercise price but covering fewer shares.  Members of our Board, our executive officers, consultants and non-U.S. employees will not be able to participate.

Key components of the exchange are:

▪	Eligible options – Options with an exercise price ≥$12.00.
▪	Eligible Employees – Current employees only. Executive officers, directors, consultants and foreign employees are not eligible to participate.
▪	Exchange ratio – Currently anticipated to be as follows:

Exercise Price Range	Exchange Ratio
$12.00 - $18.00	2.00
$18.01 - $25.49	3.50
$25.50 - $30.00	4.50
$30.01 - $35.00	8.00
$35.01 - $58.25	30.00

▪	New option term – The new option term will equal the remaining term of the option being replaced.
▪	Vesting – Two year vesting (25% after 6 months and then monthly thereafter), or shorter if the remaining vesting period is less than 2 years.
▪	We currently anticipate commencing the exchange offer on or about August 11, 2008 and will hold the offer open to eligible employees for not less than 20 business days.

The proposed stock option exchange program is anticipated to permit our eligible employees to exchange outstanding stock options with exercise prices equal to or greater than $12.00 per share for a reduced number of replacement stock options with an exercise price equal to the fair market value of our common stock at the time of the exchange. The $12.00 threshold is intended to ensure that only outstanding stock options that are substantially “out of the money” are eligible for the stock option exchange program.  The exchange ratios of shares subject to eligible options cancelled to shares subject to replacement stock options issued is anticipated to range generally from 2-to-1 to 30-to-1, depending on the exercise price of the eligible options to be cancelled. The term of each replacement stock option is to be the remaining term of the cancelled option that it replaced, and each replacement stock option will vest twenty-five percent after six months and then monthly thereafter over a period of up to two years from the date of the exchange, provided that such vesting will be accelerated, if necessary, so that the replacement stock option vests in full not later than one month before the expiration of its term.

Additional information about the proposed stock option exchange program, as approved by our stockholders, is currently available in our definitive proxy statement filed with the Securities and Exchange Commission. For direct access to the proxy filing, please visit our website at www.symyx.com under the section entitled “Investors” at “SEC Filings” or go to www.sec.gov. Unfortunately, due to SEC regulations, we cannot provide further written information regarding the stock option exchange program unless the text is also filed with the Securities and Exchange Commission; therefore, we will not be able to communicate any additional information at this time.  However, additional information regarding the stock option exchange program will be circulated to our eligible employees at the commencement of the exchange offer.  We currently anticipate commencing the exchange offer on or about August 11, 2008 and will hold the offer open to eligible employees for not less than 20 business days.

We are pleased to share this news with you and look forward to providing more information in the near future.

Rex S. Jackson
Chief Financial Officer

July 3, 2008

The tender offer described in this notice has not yet commenced. Persons who are eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, when those materials become available because they will contain important information about the Stock Option Exchange Program. Symyx Technologies, Inc. will file the Tender Offer Statement on Schedule TO with the Securities and Exchange Commission upon the commencement of the Stock Option Exchange Program. Symyx Technologies, Inc. stockholders and option holders will be able to obtain these written materials and other documents filed by Symyx Technologies, Inc. with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov.